EXHIBIT 99
NEWS


     Costa Rica International, Inc.            Contact:  Mauricio Marenco
     95 Merrick Way, Suite 507                           (305) 476-1757
     Coral Gables, FL  33134



     COSTA RICA INTERNATIONAL, INC. ACQUIRES CORPORACION AS DE OROS, S.A., THE SECOND LARGEST POULTRY PRODUCER IN COSTA RICA
     Acquisition Will Give Costa Rica International
     Nearly 69 Percent Share of Costa Rican Poultry Market

     MIAMI, FL, March 6, 1998 - Costa Rica International, Inc. (Nasdaq: RICA) today announced that it has reached an agreement with Commercial Angui, S.A., the majority shareholder of Corporacion As de Oros, S.A., Costa Rica's second largest poultry producer, for Costa Rica International to acquire 51 percent of the outstanding voting stock of As de Oros for U.S. $2.4 million in a two-year promissory note and U.S. $2.6 million in Costa Rica International stock.

     In conjunction with the agreement, Costa Rica International has completed a private placement of U.S. $20 million of 11.71% notes, comprised of U.S. $8 million of Series A Senior Notes due January 15, 2005, used to partially re-finance the debt of the Company's subsidiary, Corporacion Pipasa, and U.S. $12 million of Series B Senior Notes due January 15, 2005, used to substantially re-finance the outstanding debt of As de Oros. The Notes are payable annually with the initial payment to begin in 2001. The placement agent for the offering was Citicorp Securities, Inc. of New York, N.Y. The Notes have been assigned a "BB" rating by Duff & Phelps.

         As de Oros, which has a share totalling approximately 19 percent of the Costa Rican poultry market, had 1997 revenues of approximately U.S. $40 million. In addition to the production and marketing of poultry and poultry by-products, As de Oros is one of the leaders in the Costa Rican animal feed market. As de Oros also owns Costa Rica's popular chain of chicken restaurants, Restaurantes As de Oros S.A., which As de Oros plans to sell, in order to focus on its core business.

         "These transactions will accomplish two very important tasks: first, to restructure our debt at more favorable conditions, thus improving our cash flow; and second, to move us further along the path of becoming one of the leading suppliers of poultry and poultry by-products throughout all of Central America," said Calixto Chaves, chairman and chief executive officer of Costa Rica International. "We will substantially increase our customer base and will have nearly 69 percent of the Costa Rican poultry market."

         Costa Rica International already controls and operates Corporacion Pipasa, S.A., Costa Rica's largest producer and marketer of poultry


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     products and one of that country's largest corporations, with fiscal year
     1997 sales of more than U.S. $70 million and assets in excess of $38 million. For the first quarter of fiscal 1998, the Costa Rica International's net sales grew 23 percent, to $20.8 million, from $16.9 million in the first quarter of fiscal 1997; net income grew nearly 30 percent, to $659,725, from $509,128 in the 1997 first quarter; and earnings per share increased 41 percent, to $0.031, from $0.022 in the 1997 first quarter.

     Corporacion Pipasa produces and markets the popular Pipasa and Kimby poultry brands, among others, throughout Costa Rica and other countries in Central America. Recently, Costa Rica was recognized by the United States Department of Agriculture (USDA) as being free of Newcastle, a common poultry disease; Costa Rica and Chile are the only two Latin American countries receiving such USDA recognition. Corporacion Pipasa also was selected recently by McDonald's to be its poultry supplier for all McDonald's restaurants throughout Central America. Corporacion Pipasa's Website address is HTTP://WWW.CRICA.COM:80/BIZ/PIPBRAND.HTML.